EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO MIMEDX GROUP, INC. AND SUBSIDIARIES:
As successor by merger to the former registered public accounting firm of Aidman, Piser & Company, P.A., we consent to the incorporation by reference in the Registration Statement (Form S-8) of MiMedx Group, Inc. of the report of Aidman, Piser & Company, P.A. dated February 8, 2008 and our report dated June 27, 2008, with respect to the consolidated financial statements of MiMedx Group, Inc. and Subsidiaries included in its Form 10-K filed June 27, 2008 with the Securities and Exchange Commission.
/s/ Cherry, Bekaert & Holland, L.L.P.
Tampa, Florida
August 29, 2008